Exhibit 99.1

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with “Selected Financial Data” and our consolidated financial statements and related notes included elsewhere in the Form 10-K. Some of the statements in the following discussion are forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in the Form 10-K. Terms not otherwise defined in this Form 8-K shall have the meanings ascribed to such terms in the Form 10-K.

Overview

We are a leading provider of software and analytics, network solutions and technology-enabled services that optimize communications, payments and actionable insights by leveraging our intelligent healthcare platform, which includes one of the largest financial and administrative networks in the United States healthcare system. Our platform and solutions integrate and automate key functions of our payer, provider and pharmacy customers throughout the patient encounter, from consumer engagement and pre-care eligibility and enrollment through payment. By using our comprehensive suite of solutions, our customers are able to improve efficiency, reduce costs, increase cash flow and more efficiently manage complex workflows. Customers receive additional synergistic and enhanced benefits when using multiple Emdeon solutions. Emdeon’s Intelligent Healthcare Network™, which reaches 700,000 physicians, 105,000 dentists, 60,000 pharmacies, 5,000 hospitals, 600 vendors, 450 laboratories and 1,200 government and commercial payers and processed approximately 8.1 billion transactions in 2014, allows us to bring actionable insights to our customers.

We deliver our solutions and operate our business in three reportable segments: (i) software and analytics, which provides payment and reimbursement optimization and decision support solutions; (ii) network solutions, which leverages our health information network to optimize information exchange and workflows among healthcare system participants; and (iii) technology-enabled services, which provides payment and communication, workflow, advisory and other administrative solutions to optimize payment and reimbursement efficiencies. Through our software and analytics segment, we provide revenue cycle technology, revenue optimization, payment integrity, electronic payment, data and analytic and consumer engagement solutions. Through our network solutions segment, we provide financial and administrative information exchange solutions for medical, dental and pharmacy claims management and other standardized healthcare transactions, including clinical information exchange capabilities. Through our technology-enabled services segment, we provide payment and communication, eligibility and enrollment, healthcare consulting, payment automation and pharmacy benefits administration solutions. We generally provide our solutions to payer, provider and pharmacy customers, including commercial insurance companies, third party administrators, governmental payers, self-insured employers, hospitals, physician practices, laboratories, pharmacies, pharmacy benefit management companies and government agencies.

There are a number of company-specific initiatives and industry trends that may affect our business volumes, revenues, cost of operations and margins. As part of our strategy, we encourage our customers to migrate from paper-based claim, communication, payment and other transaction processing to electronic, automated processing in order to improve efficiency. Our business is aligned with our customers to support this transition, and as they migrate from paper-based processing to electronic processing, even though our revenues for an applicable customer generally will decline, our margins and profitability will typically increase.

Part of our strategy also includes the development and introduction of new and updated solutions. Our new and updated solutions are likely to require us to incur development and engineering expenditures, both operating and capital, and related sales and marketing costs at increased levels in order to successfully develop and achieve market acceptance of such solutions. We also may acquire, or enter into agreements with third parties to assist us in providing, new solutions. For example, we offer our electronic payment solutions through banks or vendors who contract with banks and other financial service firms. The costs of these initiatives or the failure to achieve broad penetration in target markets with respect to new or updated solutions may negatively affect our results of operations, margins and cash flow. Because newly introduced solutions generally will have lower margins initially as compared to our existing and more mature solutions, our margins and margin growth may be adversely affected on a percentage basis until these new solutions achieve scale and maturity. In addition, we continue to improve the scalability and performance of our network and platform. Any improvements in our current network or platform, or the development of new networks or platforms, including those leveraging cloud-based environments, may result in more operating costs and less capital expenditures as compared to prior periods.

In addition to our internal development efforts, we actively evaluate opportunities to improve and expand our solutions through strategic acquisitions. Our acquisition strategy focuses on identifying acquisitions that improve and streamline the business and administrative functions of healthcare. We believe our broad customer footprint allows us to deploy acquired solutions into our installed base, which, in turn, can help accelerate growth of our acquired businesses. We also believe our management team’s ability to identify acquisition opportunities that are complementary and synergistic to our business, and to integrate them into our existing operations with minimal disruption, will continue to play an important role in the expansion of our business and growth. Our success in acquiring and integrating acquired businesses into our existing operations, the associated costs of such acquisitions, including integration costs, and the operating characteristics of the acquired businesses also may impact our results of operations and margins.

Because the businesses we acquire sometimes have lower margins than our existing businesses, primarily as a result of their lack of scale and maturity, our margins on a percentage basis may be adversely affected in the periods subsequent to an acquisition from revenue mix changes and integration activities associated with these acquisitions.

We also expect to continue to be affected by general economic, regulatory and demographic factors affecting the healthcare industry. Significant changes in regulatory schemes, such as the updated Health Insurance Portability and Accountability Act of 1996, American Recovery and Reinvestment Act of 2009, the Patient Protection and Affordable Care Act (“ACA”) and other federal healthcare policy initiatives, impact our customers’ healthcare activities. In particular, we believe the ACA has significantly affected the regulatory environment in which we and our customers operate by changing how healthcare services are covered, delivered and reimbursed through expanded coverage of uninsured individuals, reduced federal healthcare program spending, increased efforts to link federal healthcare program payments to quality and efficiency and insurance market reforms. Also, changes in federal and state reimbursement patterns and rates can impact the revenues in certain of our business lines, particularly our government program eligibility and enrollment solutions. Although we believe the ACA has resulted in an overall increase in healthcare utilization and volumes to date, we are unable to predict how providers, payers, pharmacies and other healthcare market participants will continue to respond to the various reform provisions of ACA, and we cannot be sure that the markets for our solutions will continue to exist at current levels or that we will have adequate technical, financial and marketing resources to react to changes in those markets.

Demographic trends affecting the healthcare industry, such as population growth and aging or unemployment rates, also could affect the frequency and nature of our customers’ healthcare transactional activity. The impact of such changes could impact our revenues, cost of operations and infrastructure expenses and thereby affect our results of operations and the way we operate our business. For example, an increase in the United States population, if such increase is accompanied by an increase in the United States population that has health insurance benefits, or the aging of the United States population, which requires an overall increased need for healthcare services, may result in an increase in our business volumes which, in turn, may increase our revenues and cost of operations. Alternatively, a general economic downturn, which reduces the number of discretionary health procedures by patients, or a persistent high unemployment rate, which lessens healthcare utilization, may decrease or offset other growth in our volumes, which, in turn, may adversely impact our revenues and cost of operations.

Recent Developments

In January 2014, we effected a change in the tax status of EBS Master LLC (“EBS Master”) from a partnership to a corporation. Prior to the tax status change, we recognized a deferred tax liability for the difference in the book and tax basis of its investment in EBS Master (i.e. outside basis). Following the tax status change, our deferred tax balances reflect the differences in the book and tax bases of the individual assets and liabilities included in the corporation. In addition, as a result of the change in tax status, we were required to revise the apportionment of our income taxes among various state taxing jurisdictions. The effect of this change in tax status resulted in the recognition of an income tax benefit.

In February 2014, we acquired all of the equity interests of Vieosoft, Inc. (“Vieosoft”), a development stage enterprise, for initial cash consideration, contingent cash consideration that varies based on the performance of the acquired business in each of the four years following the acquisition and the assumption of certain liabilities. Contingent consideration payments are limited to a maximum of $43.1 million on a cumulative basis over the respective periods.

In July 2014, we acquired all of the equity interests of Capario, Inc. (“Capario”), a technology-enabled provider of revenue cycle management solutions, for initial cash consideration and the assumption of certain liabilities.

In November 2014, we acquired all of the equity interests of Change Healthcare Corporation (“Change Healthcare”), a technology-enabled provider of healthcare consumer engagement and transparency solutions, for initial cash consideration, contingent cash consideration that varies based on the performance of the acquired business in each of the three years following the acquisition and the assumption of certain liabilities. Contingent consideration payments are limited to a maximum of $50.0 million on a cumulative basis over the respective periods.

In December 2014, we acquired all of the equity interests of Adminisource Communications, Inc. (“Adminisource”), a technology-enabled provider of payment and communication solutions, for initial cash consideration and the assumption of certain liabilities.

In January 2015, we reorganized our reportable segments as software and analytics, network solutions and technology-enabled services. This discussion and analysis related to prior periods has been restated to reflect our current organizational structure.

In January 2015, in order to clarify the nature of customer related postage activities, we created separate captions on the statement of operations within revenue and costs and expenses, respectively. This discussion and analysis related to prior periods has been restated to reflect our current presentation.

Our Revenues and Expenses

We generate virtually all of our revenue by using technology solutions to provide our customers services that automate and simplify business and administrative functions for payers, providers and pharmacies generally on either a per transaction, per document, per communication, per member per month, monthly flat-fee, contingent fee or hourly basis.

Cost of operations consists primarily of costs related to services we provide to customers and costs associated with the operation and maintenance of our networks. These costs primarily include materials costs related to our payment and communication solutions, rebates paid to our channel partners (net of rebates to certain customers that offset revenue) and data communications costs, all of which generally vary with our revenues and/or volumes. Cost of operations also includes personnel costs associated with production, network operations, customer support and other personnel, facilities expenses and equipment maintenance, all of which vary less directly with our revenue and/or volumes due to the fixed or semi-fixed nature of these expenses.

Rebates are paid to channel partners for electronic and other volumes delivered through our network to certain payers and can be impacted by the number of comprehensive management services agreements we execute with payers, the associated rate structure with our payer customers, the success of our direct sales efforts to providers and the extent to which direct connections to payers are developed by our channel partners. While these rebates are generally a component of our cost of operations, in cases where the channel partners are also our customers, these rebates generally are recognized as an offset to revenue.

Our data communication expense consists of telecommunication and transaction processing charges.

Our material costs relate primarily to our payment and communication solutions volumes, and consist primarily of paper and printing costs.

Development and engineering expense consists primarily of personnel costs related to the development, management and maintenance of our current and future solutions. We may invest more in this area in the future as we develop new and enhance existing solutions.

Sales, marketing, general and administrative expense consists primarily of personnel costs associated with our sales, account management and marketing functions, as well as management, administrative and other shared corporate services related to the operations of our operating segments and overall business operations.

Our development and engineering expense, sales, marketing, general and administrative expense and corporate expense, while related to our current operations, also are affected and influenced by our future plans including the development of new solutions, business strategies and enhancement and maintenance of our infrastructure.

Postage, which is generally billed as a pass-through cost to our customers, is the most significant cost incurred in the delivery of our payment and communication solutions. Our postage costs and related revenues increase as our payment and communication solutions volumes increase and also when the United States Postal Service (“USPS”) increases postage rates. Although the USPS historically has increased postage rates annually in most recent years, including in January 2013 and 2014, the frequency and nature of such annual increases may not occur as regularly in the future.

Our depreciation and amortization expense is related to depreciation of our property and equipment, including technology assets, and amortization of intangible assets acquired and recorded in conjunction with acquisition method accounting. As a result, the amount of depreciation and amortization expense is affected by the level of our recent investment in property and equipment and the level of our recent acquisition activity.

Our interest expense consists principally of cash interest associated with our long-term debt obligations and non-cash interest associated with the amortization of borrowing costs and discounts related to debt issuance. If market interest rates on the variable portion of our long-term debt increase in the future, our interest expense may increase.

Our income taxes consist of federal and state income taxes. These amounts include current income taxes payable, as well as income taxes for which the payment is deferred to future periods and dependent on the occurrence of future events. Our income taxes are affected by the recognition of valuation allowances, our tax status and other items. For additional information, see the discussion of income taxes in the section “Significant Items Affecting Comparability-Income Taxes”.

Significant Items Affecting Comparability

Certain significant items or events should be considered to better understand differences in our results of operations from period to period. We believe that the following items or events have had a significant impact on our results of operations for the periods discussed below or may have a significant impact on our results of operations in future periods:

Acquisitions and Divestitures

We actively evaluate opportunities to improve and expand our business through targeted acquisitions that are consistent with our strategy. On occasion, we also may dispose of certain components of our business that no longer fit within our overall strategy. Because of our acquisition and divestiture activity as well as the shifting revenue mix of our business due to this activity, our results of operations may not be directly comparable among periods. The following summarizes our acquisition transactions since January 1, 2012 and affected segments:

Date	Business	Description	Affected Segment
May 2012	TC3 Health, Inc. (“TC3”)	Technology-enabled provider of cost containment and payment integrity solutions	Software and Analytics
June 2013	Goold Health Systems (“Goold”)	Technology-enabled provider of pharmacy benefit and related services primarily to state Medicaid agencies	Technology-enabled Services
February 2014	Vieosoft	Development stage enterprise	Network Solutions
July 2014	Capario	Technology-enabled provider of revenue cycle management solutions	Software and Analytics; Network Solutions
November 2014	Change Healthcare	Technology-enabled provider of healthcare consumer engagement solutions	Software and Analytics
December 2014	Adminisource	Technology-enabled provider of payment and communications solutions	Technology-enabled Services

For certain of our acquisitions, we agreed to transfer additional consideration to the sellers of the acquired businesses in the event that specified performance measures are achieved, including Goold, Vieosoft and Change Healthcare. United States generally accepted accounting principles generally require us to recognize the initial fair value of the expected amount to be paid under such contingent consideration arrangements as a component of the total consideration transferred. Subsequent changes in the fair value of the amounts expected to be paid, however, are generally required to be recognized as a component of net income. Such changes in fair value may occur based on changes in the expected timing or amount of payments or the effect of discounting the liability for the time value of money.

Efficiency Measures

We evaluate and implement efficiency measures and other cost savings initiatives on an ongoing basis to improve our financial and operating performance through reorganization, cost savings, productivity improvements, product development and other process improvements. For instance, we continue to evaluate measures to consolidate our data centers, operations and networks, to outsource certain information technology and operations functions and to streamline product development. The implementation of these measures often involves upfront cash costs related to severance, professional fees, contractor costs and/or capital expenditures, with the cost savings or other improvements not realized until the measures are successfully completed. Additionally, we may recognize impairment charges as a result of such initiatives.

Income Taxes

Our blended statutory federal and state income tax rate generally ranges from 37% to 40%. Our effective income tax rate, however, is affected by several factors. The following table and subsequent commentary reconciles our federal statutory rate to our effective income tax rate and the subsequent commentary describes the more significant of the reconciling factors:

	Year Ended December 31,
	2014	2013	2012
Statutory U.S. federal tax rate	35.00%	35.00%	35.00%
State income taxes (net of federal benefit)	1.00	(1.89)	(2.95)
Other	0.79	(0.10)	(1.02)
Domestic production activities	—	—	2.85
Change in tax status	(1.23)	—	—

Effective income tax rate	35.56%	33.01%	33.88%

State Income Taxes—Our effective tax rate for state income taxes is generally impacted by changes in our apportionment. In addition, our effective tax rate for state income taxes for the year ended December 31, 2014 was affected by the change in tax status of EBS Master from a partnership to a corporation.

Change in Tax Status—Prior to the change in tax status of EBS Master from a partnership to a corporation, we recognized a deferred tax liability for the difference in the book and tax basis of our investment in EBS Master (i.e. outside basis). The outside tax basis of the investment in EBS Master excluded consideration of goodwill within EBS Master that otherwise would have no tax basis. Following the tax status change, our deferred tax balances reflect only the difference in the book and tax bases of the individual assets and liabilities included in the corporation.

Amendments of the Senior Credit Agreement

Our interest expense primarily is affected by the amount of debt funding and the applicable variable interest rates, including a fixed spread, under our Senior Credit Agreement. In April 2012, we amended the Senior Credit Agreement to reprice the Senior Credit Facilities and borrow $80.0 million of additional term loans for general corporate purposes, including acquisitions. As a result of these amendments, the LIBOR-based interest rate applicable to our Senior Credit Facilities was generally reduced by 175 basis points. The Senior Credit Agreement was also amended in April 2013 to further reduce the LIBOR-based interest rate by an additional 125 basis points, and to modify certain financial covenants. In December 2014, we borrowed an additional $160,000 under an incremental term loan facility through an amendment to our Senior Credit Agreement.

Impairment of Long-lived Assets

During the year ended December 31, 2014, our technology-enabled services segment received notice that its existing contract with a customer would not be renewed in full upon its expiration. As a result, we abandoned a customer related project that was under development and assessed the recoverability of the net assets included in the relevant asset group. We recognized a $73.2 million impairment charge to write off the abandoned project and to adjust the carrying value of the asset group to its fair value.

Additionally, we abandoned certain network solutions and technology-enabled services segment development projects in connection with execution of certain strategic initiatives. We recognized impairment charges of $10.0 million during the year ended December 31, 2014 related to these abandoned projects.

Critical Accounting Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires us to make estimates and assumptions that affect reported amounts and related disclosures. We consider an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate or different estimates that could have been made could have a material impact on our consolidated results of operations and financial condition.

The following discussion of critical accounting estimates is not intended to be a comprehensive list of all of our accounting policies that require estimates and highlights only those policies that involve estimates that we believe entail a higher degree of judgment and complexity. We believe the current assumptions and other considerations used to estimate amounts reflected in our consolidated financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our consolidated financial statements, the resulting changes could have a material adverse effect on our consolidated results of operations and financial condition.

The discussion that follows presents information about our critical accounting estimates, as well as the effects of hypothetical changes in the material assumptions used to develop each estimate:

Revenue Recognition

We generate most of our revenue by using technology solutions to provide services to our customers that automate and simplify business and administrative functions for payers, providers and pharmacies, generally on either a per transaction, per document, per communication, per member per month, per provider per month, monthly flat-fee, contingent fee or hourly basis.

Revenue for financial and administrative information exchange services, payment and communication services, and healthcare consulting services are recognized as the services are provided. Postage fees related to our payment and communication services volumes are recorded on a gross basis. Revenue for our government eligibility and enrollment services and revenue optimization services generally are recognized at the time that our provider customer receives notice from the payer of a pending payment. Revenue for payment integrity services are recognized at the time that notice of customer acceptance is received.

Cash receipts or billings in advance of revenue recognition are recorded as deferred revenues in our consolidated balance sheets.

We exclude sales and use tax from revenue in our consolidated statements of operations.

Business Combinations

We recognize the consideration transferred (i.e. purchase price) in a business combination as well as the acquired business’ identifiable assets, liabilities and noncontrolling interests at their acquisition date fair value. The excess of the consideration transferred over the fair value of the identifiable assets, liabilities and noncontrolling interest, if any, is recorded as goodwill. Any excess of the fair value of the identifiable assets acquired and liabilities assumed over the consideration transferred, if any, is generally recognized within earnings as of the acquisition date. To the extent that our initial accounting for a business combination is incomplete at the end of a reporting period, provisional amounts are reported for those items which are incomplete. We retroactively adjust such provisional amounts as of the acquisition date once new information is received about facts and circumstances that existed as of the acquisition date.

The fair value of the consideration transferred, assets, liabilities and noncontrolling interests is estimated based on one or a combination of income, cost or market approaches as determined based on the nature of the asset or liability and the level of inputs available to us (i.e., quoted prices in an active market, other observable inputs or unobservable inputs). With respect to assets, liabilities and noncontrolling interest, the determination of fair value requires management to make subjective judgments as to projections of future operating performance, the appropriate discount rate to apply, long-term growth rates, etc. The effect of these judgments then impacts the amount of the goodwill that is recorded and the amount of depreciation and amortization expense to be recognized in future periods related to tangible and intangible assets acquired.

With respect to the consideration transferred, certain of our acquisitions include contingent consideration, the fair value of which is generally required to be measured each quarter until resolution of the contingency. In addition to the judgments applicable to valuing tangible and intangible assets, the determination of the fair value of the attainment of certain specified financial performance measures requires management to make subjective judgments as to the probability and timing of the attainment of certain specified financial performance measures. The determination of the fair value of the contingent consideration is particularly sensitive to judgments relative to the probability of achieving the specified financial performance measures.

Goodwill and Intangible Assets

Goodwill and intangible assets from our acquisitions are accounted for using the acquisition method of accounting. Intangible assets with definite lives are amortized on a straight-line basis over the estimated useful lives of the related assets generally as follows:

Customer relationships	5-20 years
Tradenames	3-20 years
Data sublicense agreement	6 years
Non-compete agreements	2-5 years
Backlog	4 years

With respect to intangible assets (excluding goodwill), we review for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. For those assets that are held and used, we recognize an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measure the impairment loss based on the difference between the carrying amount and fair value. Assets held for sale are reported at the lower of cost or fair value less costs to sell.

We assess our goodwill for impairment annually (as of October 1 of each year) or whenever significant indicators of impairment are present. We first assess whether we can reach a more likely than not conclusion that goodwill is not impaired via qualitative analysis alone. To the extent, such a conclusion cannot be reached based solely on a qualitative assessment, we (using the assistance of a valuation specialist as appropriate) compare the fair value of each reporting unit to its associated carrying value. If the fair value of the reporting unit is less than the carrying value, then a hypothetical acquisition method allocation is performed to determine the amount of the goodwill impairment to recognize.

During 2014, we identified payer services, provider services and pharmacy services as our reportable segments. These reportable segments, together with our channel partner and dental operating segments, were our reporting units. We estimated the fair value of our reporting units using a methodology that considers both income and market approaches. Specifically, for 2014, we estimated fair value of our reporting units based on the weighted average of fair value measures estimated under the income and market approaches.

Each approach requires the use of certain assumptions. The income approach requires management to exercise judgment in making assumptions regarding the reporting unit’s future income stream, a discount rate and a constant rate of growth after the initial five year forecast period utilized. These assumptions are subject to change based on business and economic conditions and could materially affect the indicated values of our reporting units. For example, a 100 basis point increase in our selected discount rate would have resulted in a decrease in the indicated value of our payer services, provider services, pharmacy services, channel partner and dental reporting units of approximately $182 million, $78 million, $32 million, $22 million and $10 million, respectively. The indicated fair value of each reporting unit exceeded their respective carrying values in the most recent annual impairment test by approximately $1,232 million, $247 million, $149 million, $104 million and $27 million, respectively, we did not believe that any of our reporting units were at risk of failing step one of our annual impairment test. Effective January 1, 2015, the Company completed an internal reorganization of its reporting structure which resulted in a change in the composition of its reportable segments to software analytics, network solutions and technology-enabled services, which together with our consumer engagement component, are our reporting units.

The market approach requires management to exercise judgment in its selection of guideline companies, as well in its selection of the most relevant transaction multiple. Guideline companies selected are comparable to us in terms of product or service offerings, markets and/or customers, among other characteristics.

Income Taxes

We record deferred income taxes for the tax effect of differences between book and tax bases of our assets and liabilities, as well as differences related to the timing of recognition of income and expenses.

Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including our past earnings history, expected future earnings, the character and jurisdiction of such earnings, reversing taxable temporary differences, unsettled circumstances that, if unfavorably resolved would adversely affect utilization of our deferred tax assets, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

We recognize tax benefits for uncertain tax positions at the time that we conclude the tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. The benefit, if any, is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. Tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period that they meet the more likely than not standard, are resolved through negotiation or litigation with the taxing authority or on expiration of the statute of limitations.

Tax Receivable Agreement Obligations

The Company is a party to tax receivable agreements which obligate us to make payments to certain current and former owners of the Company, including affiliates of Blackstone, Hellman & Friedman and certain members of management (collectively, the “TRA Members”), equal to 85% of the applicable cash savings that the Company realizes as a result of tax attributes arising from certain previous transactions, including the Merger.

Prior to the Merger, the Company’s balance sheet reflected these obligations at the amount that was both probable and reasonably estimable. In connection with the Merger, the tax receivable agreement obligations were adjusted to their fair value. The determination of the fair value required management to make assumptions as to the timing of the realization of net operating losses, the timing of payments to the TRA Members and the tax rates in effect during the life of the agreements. Changes in any of these or other factors are expected to impact the timing and amount of gross payments.

The fair value of these obligations at the time of the Merger is being accreted to the amount of the gross expected obligation using the interest method. Changes in the amount of these obligations resulting from changes to either the timing or amount of cash flows are recognized in the period of change and measured using the discount rate inherent in the initial fair value of the obligations. The accretion of these obligations is classified as a separate caption in our consolidated statements of operations.

Results of Operations

The following table summarizes our consolidated results of operations for the years ended December 31, 2014, 2013 and 2012, respectively (amounts in thousands).

	Year Ended
	December 31, 2014		December 31, 2013		December 31, 2012
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Revenue:
Solutions revenue	$1,006,949	74.6%	$930,713	74.9%	$843,394	73.2%
Postage revenue	343,464	25.4	311,854	25.1	308,919	26.8

Total revenue	1,350,413	100.0	1,242,567	100.0	1,152,313	100.0
Cost and expenses:
Cost of operations (exclusive of depreciation and amortization below)	462,332	45.9	447,324	48.1	388,480	46.1
Development and engineering	32,956	3.3	31,426	3.4	33,271	3.9
Sales, marketing, general and administrative	198,379	19.7	170,051	18.3	147,012	17.4
Customer postage	343,464	25.4	311,854	25.1	308,919	26.8
Depreciation and amortization	189,218	14.0	183,839	14.8	187,225	16.2
Accretion	14,446	1.1	26,470	2.1	8,666	0.8
Impairment of long-lived assets	83,169	6.2	10,619	0.9	1,865	0.2

Operating income	26,449	2.0	60,984	4.9	76,875	6.7
Interest expense, net	146,829	10.9	153,169	12.3	172,253	14.9
Loss on extinguishment of debt	—	—	23,160	1.9	21,853	1.9
Contingent consideration	1,307	0.1	(69)	(0.0)	—	—
Other	(3,968)	(0.3)	(4,133)	(0.3)	1,250	0.1

Income (loss) before income tax provision (benefit)	(117,719)	(8.7)	(111,143)	(8.9)	(118,481)	(10.3)
Income tax provision (benefit)	(41,865)	(3.1)	(36,685)	(3.0)	(40,146)	(3.5)

Net income (loss)	$(75,854)	(5.6)%	$(74,458)	(6.0)%	$(78,335)	(6.8)%

Year Ended December 31, 2014 Compared to Ended Year December 31, 2013

Solutions Revenues

Our solutions revenues were $1,006.9 million for the year ended December 31, 2014 as compared to $930.7 million for the year ended December 31, 2013, an increase of $76.2 million, or 8.2%. Factors affecting our solutions revenues are described in the various segment discussions below.

Cost of Operations

Our total cost of operations was $462.3 million for the year ended December 31, 2014 as compared to $447.3 million for the year ended December 31, 2013, an increase of $15.0 million, or 3.4%. The increase in our cost of operations is primarily due to business growth, including approximately $18.3 million related to the inclusion of acquired businesses and increased labor and strategic growth initiative costs. As a percentage of solutions revenue, our cost of operations was 45.9% for the year ended December 31, 2014 as compared to 48.1% for the year ended December 31, 2013. The decrease in our cost of operations as a percentage of revenue is primarily due to changes in revenue mix and increased productivity.

Development and Engineering Expense

Our total development and engineering expense was $33.0 million for the year ended December 31, 2014 as compared to $31.4 million for the year ended December 31, 2013, an increase of $1.5 million, or 4.9%. The increase in our development and engineering expense is primarily due to business growth, including the impact of acquired businesses, partially offset by cost reductions resulting from efficiency measures.

Sales, Marketing, General and Administrative Expense

Our total sales, marketing, general and administrative expense was $198.4 million for the year ended December 31, 2014 as compared to $170.1 million for the year ended December 31, 2013, an increase of $28.3 million, or 16.7%. The increase in our sales, marketing, general and administrative expense was primarily due to approximately $8.1 million related to increased strategic growth initiatives and acquisition-related costs, approximately $6.3 million related to the inclusion of the acquired businesses, approximately $3.0 million related to the settlement of a vendor dispute and approximately $1.9 million related to canceling product development projects.

Postage

Our postage revenue and customer postage expense was $343.5 million for the year ended December 31, 2014 as compared to $311.9 million for the year ended December 31, 2013, an increase of $31.6 million, or 10.1%. This increase in postage revenue and corresponding expense was due to increased volumes in our payment and communication solutions business and approximately $9.5 million related to the impact of the United States postage rate increase effective January 2014.

Depreciation and Amortization Expense

Our depreciation and amortization expense was $189.2 million for the year ended December 31, 2014 as compared to $183.8 million for the year ended December 31, 2013, an increase of $5.4 million, or 2.9%. This increase was primarily due to increased capital expenditures and acquisition activity, partially offset by the effects of the impairment charge related to the pending partial loss of a customer contract.

Accretion Expense

Our accretion expense was $14.4 million for the year ended December 31, 2014 as compared to $26.5 million for the year ended December 31, 2013. The amount recognized as accretion expense can vary significantly from period to period due to changes in estimates related to the amount or timing of our tax receivable agreement obligation payments. Such changes can result from a variety of factors, including changes in tax rates and the expected timing of prior net operating loss utilization, which can be affected by business combinations, changes in leverage, operations or other factors.

Interest Expense

Our interest expense was $146.8 million for the year ended December 31, 2014 as compared to $153.2 million for the year ended December 31, 2013, a decrease of $6.3 million, or 4.1%. This decrease was primarily due to the effect of lower interest rates on the Senior Credit Facilities as a result of the April 2013 repricing transaction and continued principal amortization, partially offset by the impact of the December 2014 incremental term loan.

Income Taxes

Our income tax benefit was $41.9 million for the year ended December 31, 2014 as compared to $36.7 million for the year ended December 31, 2013. Our effective tax rate was 35.6% for the year ended December 31, 2014 as compared to 33.0% for the year ended December 31, 2013. Differences between the federal statutory rate and the effective income tax rates for these periods principally relate to the change in tax status of EBS Master from a partnership to a corporation in January 2014, a decrease in state income tax rates and return to provision adjustments related to the 2013 tax year that we recognized in 2014.

Segment Revenues and Adjusted EBITDA

We operate our business in three reportable segments: software and analytics, network solutions and technology-enabled services. We also maintain a corporate function which includes pass-through postage costs, management, administrative and certain other shared corporate services functions such as legal, finance, human resources and marketing, as well as eliminations to remove inter-segment revenue and expenses.

The segment profit measure primarily utilized by management is adjusted EBITDA which is defined as EBITDA (defined as net income (loss) before net interest expense, income tax provision (benefit) and depreciation and amortization), plus certain other non-cash or non-operating items. The non-cash or other non-operating items affecting the segment profit measure generally include equity compensation; acquisition accounting adjustments; acquisition-related costs; strategic initiatives, duplicative and transition costs; impairment of long lived assets; and contingent consideration adjustments. Adjusted EBITDA for the respective segments excludes all costs and adjustments associated with the above-referenced corporate functions. Financial information for each of our segments is set forth in Note 19 to the consolidated financial statements included in this Form 8-K.

Software and Analytics

Our software and analytics solutions segment revenue and adjusted EBITDA is summarized in the following table (in thousands):

	December 31, 2014	December 31, 2013	$ Change
Solutions revenue	$249,491	$206,974	$42,517
Adjusted EBITDA	$89,528	$65,739	$23,789

Software and analytics revenue for the year ended December 31, 2014 increased by $42.5 million, or 20.5%, as compared to the prior year period. This increase was primarily driven by new sales and implementations, particularly within our electronic payment and revenue cycle technology solutions, and $6.4 million related to the Capario and Change Healthcare acquisitions.

Software and analytics adjusted EBITDA for the year ended December 31, 2014 increased by $23.8 million, or 36.2% as compared to the prior year period. As a percentage of solutions revenue, software and analytics adjusted EBITDA was 35.9% for the year ended December 31, 2014 as compared to 31.8% for the year ended December 31, 2013. The increase in our software and analytics adjusted EBITDA and as a percentage of solutions revenue was primarily due to the impact of the revenue items described above, as well as changes in revenue mix and increased productivity.

Network Solutions

Our network solutions segment revenue and adjusted EBITDA is summarized in the following table (in thousands):

	December 31, 2014	December 31, 2013	$ Change
Solutions revenue	$348,731	$331,218	$17,513
Adjusted EBITDA	$179,539	$164,700	$14,839

Network solutions revenue for the year ended December 31, 2014 increased by $17.5 million, or 5.3%, as compared to the prior year period primarily due to increased volumes, new sales and implementations and $9.1 million related to the Capario acquisition, partially offset by customer attrition.

Network solutions adjusted EBITDA for the year ended December 31, 2014 increased by $14.8 million, or 9.0%, as compared to the prior year period. As a percentage of solutions revenue, network solutions adjusted EBITDA was 51.5% for the year ended December 31, 2014 as compared to 49.7% for the year ended December 31, 2013. The increase in network solutions adjusted EBITDA and as a percentage of solutions revenue was primarily due to the impact of the revenue items described above, as well as productivity improvements and other efficiency measures.

Technology-enabled Services

Our technology-enabled services segment revenue and adjusted EBITDA is summarized in the following table (in thousands):

	December 31, 2014	December 31, 2013	$ Change
Solutions revenue	$432,004	$417,524	$14,480
Adjusted EBITDA	$161,497	$153,729	$7,768

Technology-enabled services revenue for the year ended December 31, 2014 increased by $14.5 million, or 3.5%, as compared to the prior year period. This increase was primarily due to the impact of acquired businesses, improved reimbursement patterns of federal and state payers related to our government eligibility and enrollment services and new sales and implementations, partially offset by customer attrition.

Technology-enabled services adjusted EBITDA for the year ended December 31, 2014 increased by $7.8 million, or 5.1%, as compared to the prior year period. As a percentage of revenue, technology-enabled services adjusted EBITDA was 37.4% for the year ended December 31, 2014 as compared to 36.8% for the year ended December 31, 2013. The increase in technology-enabled services adjusted EBITDA and as a percentage of revenue was primarily due to the impact of the revenue items described above, as well as productivity improvements and other efficiency measures.

Year Ended December 31, 2013 Compared to Ended Year December 31, 2012

Revenues

Our solutions revenues were $930.7 million for the year ended December 31, 2013 as compared to $843.4 million for the year ended December 31, 2012, an increase of $87.3 million, or 10.4%. Factors affecting our solutions revenues are described in the various segment discussions below.

Cost of Operations

Our total cost of operations was $447.3 million for the year ended December 31, 2013 as compared to $388.5 million for the year ended December 31, 2012, an increase of $58.8 million, or 15.1%. As a percentage of revenue, our cost of operations was 48.1% for the year ended December 31, 2013 as compared to 46.1% for the year ended December 31, 2012. The increase in our cost of operations and as a percentage of revenue was primarily due to volume growth, including approximately $13.7 million related to the inclusion of acquired businesses, and increased strategic growth initiative, acquisition-related and non-employee labor costs.

Development and Engineering Expense

Our total development and engineering expense was $31.4 million for the year ended December 31, 2013 as compared to $33.3 million for the year ended December 31, 2012, a decrease of $1.8 million, or 5.5%. The decrease in our development and engineering expense is primarily due to labor utilization and other efficiencies.

Sales, Marketing, General and Administrative Expense

Our total sales, marketing, general and administrative expense was $170.1 million for the year ended December 31, 2013 as compared to $147.0 million for the year ended December 31, 2012, an increase of $23.0 million, or 15.7%. The increase in our sales, marketing, general and administrative expense was primarily due to approximately $10.6 million related to a charge related to canceling a product development project, approximately $5.0 million related to an estimated potential loss associated with a vendor fee dispute, approximately $4.1 million related to the inclusion of acquired businesses, approximately $3.1 million related to increased severance costs as a result of the departure of our former chief executive officer and other executives, and increased equity compensation expense and strategic growth initiative costs. These increases were partially offset by a reduction in fees associated with the April 2012 and April 2013 amendments of the Senior Credit Agreement, other professional fees and software maintenance costs.

Postage

Our postage revenue and customer postage expense was $311.9 million for the year ended December 31, 2013 as compared to $308.9 million for the year ended December 31, 2012, an increase of $2.9 million, or 1.0%. This increase in postage revenue and corresponding expense was due to the impact of the USPS postage rate increase effective in January 2013, partially offset by customer attrition in our payment and communication solutions.

Depreciation and Amortization Expense

Our depreciation and amortization expense was $183.8 million for the year ended December 31, 2013 as compared to $187.2 million for the year ended December 31, 2012, a decrease of $3.4 million, or 1.8%. This decrease was primarily due to the full amortization of our backlog intangible assets that were initially recorded in connection with the Merger, partially offset by additional expense attributable to increased capital expenditures and acquisition activity.

Accretion Expense

Our accretion expense was $26.5 million for the year ended December 31, 2013 as compared to $8.7 million for the year ended December 31, 2012. The amount recognized as accretion expense can vary significantly from period to period due to changes in estimates related to the amount or timing of our tax receivable agreement obligation payments. Such changes can result from a variety of factors, including changes in tax rates and the expected timing of prior net operating loss utilization, which can be affected by business combinations, changes in leverage, operations or other factors. The increase for the year ended December 31, 2013 was related to changes in estimate caused by the Goold acquisition, as well as the April 2013 repricing of our Senior Credit Agreement.

Interest Expense

Our interest expense was $153.2 million for the year ended December 31, 2013 as compared to $172.3 million for the year ended December 31, 2012, a decrease of $19.1 million, or 11.1%. Interest expense for the year ended December 31, 2013 includes the effect of lower interest rates on the Senior Credit Agreement as a result of the April 2012 and April 2013 repricing transactions, partially offset by additional borrowings in connection with the TC3 acquisition.

Income Taxes

Our income tax benefit was $36.7 million for the year ended December 31, 2013 as compared to an income tax benefit of $40.1 million for the year ended December 31, 2012. Our effective tax rate was 33.0% for the year ended December 31, 2013 as compared to 33.9% for the year ended December 31, 2012. Differences between the federal statutory rate and the effective income tax rates for these periods principally relate to an increase in state tax rates and a change in methodology of estimating state income taxes from a separate return basis to, where permitted by the state taxing authorities, a consolidated state return basis.

Segment Revenues and Adjusted EBITDA

Software and Analytics

Our software and analytics segment revenue and adjusted EBITDA is summarized in the following table (in thousands):

	December 31, 2013	December 31, 2012	$ Change
Solutions revenue	$206,974	$168,592	$38,382
Adjusted EBITDA	$65,739	$56,671	$9,068

Software and analytics revenue for the year ended December 31, 2013 increased by $38.4 million, or 22.8%, as compared to the prior year period. This increase was primarily driven by new sales and implementations, particularly within our payment integrity solutions, and $6.9 million related to the TC3 acquisition.

Software and analytics adjusted EBITDA for the year ended December 31, 2013 increased by $9.1 million, or 16.0% as compared to the prior year period. The increase in our software and analytics adjusted EBITDA was primarily due to the impact of the revenue items described above. As a percentage of solutions revenue, software and analytics adjusted EBITDA was 31.8% for the year ended December 31, 2013 as compared to 33.6% for the year ended December 31, 2012. The decrease in our software and analytics adjusted EBITDA as a percentage of solutions revenue was primarily due to increased strategic growth initiative costs.

Network Solutions

Our network solutions segment revenue and adjusted EBITDA is summarized in the following table (in thousands):

	December 31, 2013	December 31, 2012	$ Change
Solutions revenue	$331,218	$322,909	$8,309
Adjusted EBITDA	$164,700	$165,832	$(1,132)

Network solutions revenue for the year ended December 31, 2013 increased by $8.3 million, or 2.6%, as compared to the prior year period primarily due to new sales and implementations, partially offset by customer attrition.

Network solutions adjusted EBITDA for the year ended December 31, 2013 decreased by $1.1 million, or 0.7%, as compared to the prior year period. As a percentage of solutions revenue, network solutions adjusted EBITDA was 49.7% for the year ended December 31, 2013 as compared to 51.4% for the year ended December 31, 2012. The decrease in network solutions adjusted EBITDA and as a percentage of solutions revenue was primarily due to increased strategic growth initiative costs, partially offset by the impact of the revenue items described above.

Technology-enabled Services

Our technology-enabled services revenue and adjusted EBITDA is summarized in the following table (in thousands):

	December 31, 2013	December 31, 2012	$ Change
Solutions revenue	$417,524	$378,327	$39,197
Adjusted EBITDA	$153,729	$149,973	$3,756

Technology-enabled services revenue for the year ended December 31, 2013 increased by $39.2 million, or 10.4%, as compared to the prior year period. This increase was primarily due to new sales and implementations and $11.7 million related to the Goold acquisition, partially offset customer attrition.

Technology-enabled services adjusted EBITDA for the year ended December 31, 2013 increased by $3.8 million, or 2.5%, as compared to the prior year period. The increase in technology-enabled services adjusted EBITDA is primarily due to the impact of the revenue items described above. As a percentage of revenue, technology-enabled services adjusted EBITDA was 36.8% for the year ended December 31, 2013 as compared to 39.6% for the year ended December 31, 2012. The decrease in technology-enabled services adjusted EBITDA as a percentage of solutions revenue was primarily due to the impact of the Goold acquisition and growth in our eligibility and enrollment services, each of which incurred significant costs in advance of the recognition of revenue.

Liquidity and Capital Resources

General

We are a holding company with no material business operations. Our principal assets are the equity interests we own in our subsidiaries. We conduct all of our business operations through our direct and indirect subsidiaries. Accordingly, our only material sources of cash are borrowings under our Senior Credit Facilities and dividends or other distributions or payments that are derived from earnings and cash flow generated by our subsidiaries.

We anticipate cash generated by operations, the funds available under our Senior Credit Facilities, including the Revolving Facility, and existing cash and equivalents will be sufficient to meet working capital requirements, service our debt and finance capital expenditures. There can be no assurance, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our Senior Credit Facilities in amounts sufficient to enable us to repay our indebtedness, or to fund other liquidity needs.

We and our subsidiaries, affiliates or significant stockholders may from time to time seek to retire or purchase our outstanding debt (including our Senior Notes) through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Cash Flows

Operating Activities

Cash provided by operating activities was $205.7 million for the year ended December 31, 2014 as compared to $150.4 million for the year ended December 31, 2013, an increase of $55.3 million. The increase in cash provided by operating activities was primarily due to business growth, including the effects of acquisitions, the timing and reduction of interest payments under our Senior Credit Facilities and the timing of collections and disbursements.

Cash provided by operating activities was $150.4 million for the year ended December 31, 2013 as compared to $78.9 million for the year ended December 31, 2012, an increase of $71.5 million. The increase in cash provided by operating activities was primarily due to business growth, the timing and reduction of interest payments under our Senior Credit Facilities and the timing of collections and disbursements.

Cash provided by operating activities can be significantly impacted by our non-cash working capital assets and liabilities, which may vary based on the timing of cash receipts that fluctuate by day of week and/or month and also may be impacted by cash management decisions.

Investing Activities

Cash used in investing activities was $308.2 million, $83.6 million and $121.1 million for the years ended December 31, 2014, 2013 and 2012, respectively. Cash used in investing activities for all such periods primarily consisted of cash consideration paid for acquisitions and capital expenditures for property and equipment. In addition, the Company received proceeds of $0.7 million and $5.8 million during the years ended December 31, 2014 and 2013, respectively, related to the sale of its equity interest in a cost method investment.

Financing Activities

Cash provided by financing activities was $108.3 million for the year ended December 31, 2014. Cash provided by financing activities for the year ended December 31, 2014 primarily consisted of net proceeds from additional term loans of $157.6 million received in connection with the December 2014 incremental term loan amendment of our Senior Credit Agreement, partially offset by principal payments under our Senior Credit Facilities, debt assumed from acquisitions and deferred financing arrangements.

Cash used in financing activities was $22.1 million for the year ended December 31, 2013. Cash used in financing activities for the year ended December 31, 2013 primarily consisted of principal payments under our Senior Credit Facilities and deferred financing arrangements.

Cash provided by financing activities was $36.0 million for the year ended December 31, 2012. Cash provided by financing activities for the year ended December 31, 2012 primarily consisted of net proceeds from additional term loans of $70.4 million received in connection with the April 2012 amendment of our Senior Credit Agreement, partially offset by principal payments under our Senior Credit Facilities.

Long-term Debt

In November 2011, we entered into the Senior Credit Agreement which was comprised of the Term Loan Facility and the Revolving Facility, $375.0 million of 2019 Notes and $375.0 million of 2020 Notes.

Long-term debt as of December 31, 2014 and 2013 consisted of the following (amounts in thousands):

	December 31, 2014	December 31, 2013
Senior Credit Facilities
$1,301 million Senior Secured Term Loan facility, due November 2, 2018, net of unamortized discount of $12,740 and $15,826 at December 31, 2014 and December 31, 2013, respectively (effective interest rate of 4.21%)	$1,252,652	$1,262,445

$160 million Senior Secured Term Loan facility, due November 2, 2018, net of unamortized discount of $2,369 and $0 at December 31, 2014 and December 31, 2013, respectively (effective interest rate of 4.56%)	157,231	—
$125 million Senior Secured Revolving Credit facility, expiring on November 2, 2016 and bearing interest at a variable base rate plus a spread rate	—	—
Senior Notes
$375 million 11% Senior Notes due December 31, 2019, net of unamortized discount of $6,720 and $7,664 at December 31, 2014 and December 31, 2013, respectively (effective interest rate of 11.53%)	368,280	367,336
$375 million 11.25% Senior Notes due December 31, 2020, net of unamortized discount of $8,624 and $9,560 at December 31, 2014 and December 31, 2013, respectively (effective interest rate of 11.86%)	366,376	365,440
Obligation under data sublicense agreement	17,237	22,543
Other	12,129	12,592
Less current portion	(27,308)	(31,330)

Long-term debt	$2,146,597	$1,999,026

Senior Credit Facilities

The Senior Credit Agreement provides that, subject to certain conditions, we may request additional tranches of term loans, increase commitments under the Revolving Facility or the Term Loan Facility or add one or more incremental revolving facility tranches (provided that the revolving credit commitments outstanding at any time have no more than three different maturity dates) in an aggregate amount not to exceed (a) $300.0 million plus (b) an unlimited amount at any time, subject to compliance on a pro forma basis with a first lien net leverage ratio of no greater than 4.00 to 1.00. Availability of such additional tranches of term loans or revolving facilities and/or increased commitments is subject to, among other conditions, the absence of any default under the Senior Credit Agreement and the receipt of commitments by existing or additional financial institutions. Proceeds of the Revolving Facility, including up to $30.0 million in the form of borrowings on same-day notice, referred to as swingline loans, and up to $50.0 million in the form of letters of credit, are available to provide financing for working capital and general corporate purposes.

Borrowings under the Senior Credit Facilities bear interest at an annual rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the highest of (i) the applicable prime rate, (ii) the federal funds rate plus 0.50% and (iii) a LIBOR rate determined by reference to the costs of funds for United States dollar deposits for an interest period of one month, adjusted for certain additional costs, plus 1.00%, which base rate, in the case of the Term Loan Facility only, shall be no less than 2.25% or (b) a LIBOR rate determined by reference to the costs of funds for United States dollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, which, in the case of the Term Loan Facility only, shall be no less than 1.25%.

In April 2012, we amended the Senior Credit Agreement to reprice the Senior Credit Facilities and borrow $80.0 million of additional term loans for general corporate purposes, including acquisitions. Following this amendment, the LIBOR-based interest rate on the Term Loan Facility was LIBOR plus 3.75%, compared to the previous interest rate of LIBOR plus 5.50%. The new LIBOR-based interest rate on the Revolving Facility was LIBOR plus 3.50% (with a potential step-down to LIBOR plus 3.25% based on our first lien net leverage ratio), compared to the previous interest rate of LIBOR plus 5.25% (with a potential step-down to LIBOR plus 5.00% based on our first lien net leverage ratio).

In April 2013, we again amended the Senior Credit Agreement to further reprice, and also to modify certain financial covenants under, the Senior Credit Facilities. Following this amendment, the interest rate on the Term Loan Facility is LIBOR plus 2.50%, compared to the previous interest rate of LIBOR plus 3.75%. The new interest rate on the Revolving Facility is LIBOR plus 2.50%, compared to the previous interest rate of LIBOR plus 3.50% (or 3.25% based on a specified first lien net leverage ratio). The Term Loan Facility remains subject to a LIBOR floor of 1.25%, and there continues to be no LIBOR floor on the Revolving Facility. In connection with the April 2013 repricing, the Senior Credit Agreement also was amended to, among other things, eliminate the financial covenant in the Senior Credit Facilities related to the consolidated cash interest coverage ratio and modify the financial covenant related to the net leverage test by maintaining the required first lien net leverage ratio at its current level of 5.35 to 1.00 for the remaining term of the Senior Credit Facilities.

These amendments to the Senior Credit Agreement resulted in a loss on extinguishment of debt of $23.2 million and $21.9 million and other expenses related to fees paid to third parties of $1.2 million and $3.6 million, for the years ended December 31, 2013 and 2012, respectively, which have been reflected within sales, marketing, general and administrative expense in the accompanying consolidated statements of operations.

In December 2014, through another amendment to the Senior Credit Agreement, we borrowed an additional $160.0 million under an incremental term loan facility on identical terms and having the same rights and obligations as the existing term loans under the Senior Credit Agreement.

In addition to paying interest on outstanding principal under the Senior Credit Facilities, we are required to pay customary agency fees, letter of credit fees and a 0.50% commitment fee in respect of the unutilized commitments under the Revolving Facility.

The Senior Credit Agreement requires that we prepay outstanding loans under the Term Loan Facility, subject to certain exceptions, with (a) 100% of the net cash proceeds of any incurrence of debt other than debt permitted under the Senior Credit Agreement, (b) 50% (which percentage will be reduced to 25% and 0% based on our first lien net leverage ratio) of our annual excess cash flow and (c) 100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions.

We generally may voluntarily prepay outstanding loans under the Senior Credit Facilities at any time without premium or penalty other than breakage costs with respect to LIBOR loans; provided, however, we, for a period of six months following the December 2014 incremental term loan amendment, are subject to a premium of 1.00% of the aggregate principal amount of any Incremental Term Loan amounts so prepaid.

We are required to make quarterly payments equal to 0.25% of the aggregate principal amount of the loans under the Term Loan Facility, with the balance due and payable on November 2, 2018. Any principal amount outstanding under the Revolving Facility is due and payable on November 2, 2016.

Certain of our United States wholly-owned restricted subsidiaries, together with the Company, are co-borrowers and jointly and severally liable for all obligations under the Senior Credit Facilities. Such obligations of the co-borrowers are unconditionally guaranteed by Beagle Intermediate Holdings, Inc. (“Holdings”), a direct wholly-owned subsidiary of Parent, the Company and each of our existing and future United States wholly-owned restricted subsidiaries (with certain exceptions including immaterial subsidiaries). These obligations are secured by a perfected security interest in substantially all of the assets of the co-borrowers and guarantors now owned or later acquired, including a pledge of all of the capital stock of the Company and our United States wholly-owned restricted subsidiaries and 65% of the capital stock of our foreign restricted subsidiaries, subject in each case to the exclusion of certain assets and additional exceptions.

The Senior Credit Agreement requires us to comply with a maximum first lien net leverage ratio financial maintenance covenant, to be tested on the last day of each fiscal quarter. A breach of the first lien net leverage ratio covenant is subject to certain equity cure rights. In addition, the Senior Credit Facilities contain a number of negative covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness or guarantees;

•	incur liens;

•	make investments, loans and acquisitions;

•	consolidate or merge;

•	sell assets, including capital stock of subsidiaries;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock of the Company or any restricted subsidiary, subject to customary covenants, including compliance with leverage ratios and subject to limitation based on net income generated during the term of the Senior Credit Agreement;

•	alter the business of the Company;

•	amend, prepay, redeem or purchase subordinated debt;

•	engage in transactions with affiliates; and

•	enter into agreements limiting dividends and distributions of certain subsidiaries.

The Senior Credit Agreement also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default (including upon change of control).

As of December 31, 2014, we believe we were in compliance with all of the applicable debt covenants under the Senior Credit Agreement.

Senior Notes

The 2019 Notes bear interest at an annual rate of 11% with interest payable semi-annually on June 30 and December 31 of each year. The 2019 Notes mature on December 31, 2019. The 2020 Notes bear interest at an annual rate of 11.25% with interest payable quarterly on March 31, June 30, September 30 and December 31 of each year. The 2020 Notes mature on December 31, 2020.

We may redeem the 2019 Notes, the 2020 Notes or both, in whole or in part, at any time on or after December 31, 2015 at the applicable redemption price, plus accrued and unpaid interest. At any time prior to December 31, 2015, we may redeem the 2019 Notes, the 2020 Notes or both, in whole or in part, at our option and on one or more occasions, at a redemption price equal to 100% of the principal amount, plus an applicable premium and accrued and unpaid interest. If we experience specific kinds of changes in control, we must offer to purchase the Senior Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

The Senior Notes are senior unsecured obligations and rank equally in right of payment with all of our existing and future indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. Our obligations under the Senior Notes are guaranteed on a senior basis by all of our existing and subsequently acquired or organized wholly-owned United States restricted subsidiaries that guarantee our Senior Credit Facilities or our other indebtedness or indebtedness of any affiliate guarantor. The Senior Notes and the related guarantees are effectively subordinated to our existing and future secured obligations and that of our affiliate guarantors to the extent of the value of the collateral securing such obligations, and are structurally subordinated to all existing and future indebtedness and other liabilities of any of our subsidiaries that do not guarantee the Senior Notes.

The Indentures contain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock, subject to customary covenants, including compliance with a fixed charge coverage ratio and subject to limitation based on net income generated during the term of the Indentures;

•	incur additional indebtedness or issue certain capital stock;

•	incur certain liens;

•	make investments, loans, advances and acquisitions;

•	consolidate, merge or transfer all or substantially all of their assets and the assets of their subsidiaries;

•	prepay subordinated debt;

•	engage in certain transactions with affiliates; and

•	enter into agreements restricting the subsidiaries’ ability to pay dividends.

The Indentures also contain certain affirmative covenants and events of default.

As of December 31, 2014, we believe we were in compliance with all of the applicable debt covenants under the Senior Notes.

Summary Disclosures about Contractual Obligations and Commercial Commitments

Contractual Obligations

The following table presents certain minimum payments due under contractual obligations with minimum firm commitments as of December 31, 2014:

		Payments by Period
		Total	Less than 1 year	1-3 years	3-5 years	After 5 years
		(in thousands)

Senior Credit Facilities and other long-term obligations	(1)	$1,454,358	$27,308	$45,495	$1,381,555	$—
2019 Notes	(2)	375,000	—	—	375,000	—
2020 Notes	(3)	375,000	—	—	375,000	—
Expected interest	(4)	678,141	143,374	282,651	252,116	—
Tax receivable agreement obligations to related parties	(5)	351,190	945	65,270	108,228	176,747
Operating lease obligations	(6)	63,581	12,022	22,089	14,485	14,985
Contingent consideration obligation	(7)	17,486	11,548	2,880	3,058	—
Purchase obligations and other	(8)	117,254	32,016	50,238	12,000	23,000
Interest rate swap agreements	(9)	3,612	2,580	1,032	—	—

Total contractual obligations	(10)	$3,435,622	$229,793	$469,655	$2,521,442	$214,732

(1)	Represents the principal amount of indebtedness under the Senior Credit Facilities, deferred financing obligations and our data sublicense agreement.
(2)	Represents the principal amount of indebtedness under the 2019 Notes without reduction for any original issue discount.
(3)	Represents the principal amount of indebtedness under the 2020 Notes without reduction for any original issue discount.
(4)	Consists of interest payable under the Senior Credit Facilities and Senior Notes, and imputed interest payable under our data sublicense agreement. Interest related to the Senior Credit Facilities is based on our interest rates in effect as of December 31, 2014 and assumes that we make no optional or mandatory prepayments of principal prior to their maturity. Because the interest rates under the Senior Credit Facilities are variable, actual payments may differ.
(5)	Represents amount due based on facts and circumstances existing as of December 31, 2014 (without reduction for any fair value adjustment recognized in acquisition method accounting). The timing and/or amount of the aggregate payments due may vary based on a number of factors, including the amount and timing of the taxable income the Company generates in the future and the tax rate then applicable, the use of loss carryovers and the portion of payments under the tax receivable agreements constituting imputed interest or amortizable basis.
(6)	Represents amounts due under existing operating leases related to our offices and other facilities.
(7)	Contingent consideration transferred in connection with acquisitions includes a contingent obligation to make additional payments based on the achievement of certain future performance objectives. Because the ultimate timing and amount of payments are dependent on the outcome of future events, the timing and/or amount of these additional payments may vary from this estimate.
(8)	Represents contractual commitments under the transaction and advisory fee agreement we entered into with affiliates of Blackstone and Hellman & Friedman in connection with the Merger, certain telecommunication and other supply contracts and certain other obligations. Where our purchase commitments are cumulative over a period of time (i.e. no specified annual commitment), the table above assumes such commitments will be fulfilled on a ratable basis over the commitment period. Under the transaction and advisory fee agreement, in connection with or in anticipation of a change in control, sale of all or substantially all of our assets or an initial public offering of our equity, the affiliates of Blackstone and Hellman & Friedman have the option to receive a single lump sum cash payment equal to the then-present value of all the then-current and future annual advisory fees payable, assuming a remaining 12-year payment period from the date of the election.
(9)	Under our interest rate swap agreements, we receive a three-month LIBOR rate and pay a fixed rate of 1.6485% on a $640.0 million notional amount. The amounts in the above table represent the net amounts we expect to pay (including interest) in the respective periods based upon the three-month LIBOR yield curve in effect as of December 31, 2014.
(10)	Total contractual obligations exclude liabilities for uncertain tax positions of $0.1 million and commitments of a maximum of $7.0 million potentially due under the Company’s long term incentive plans from the above table due to the high degree of uncertainty regarding the ultimate amount, if any, and timing of future cash payments.

See the notes to our consolidated financial statements included elsewhere in the Form 10-K for additional information related to our operating leases and other commitments and contingencies.

Off-Balance Sheet Arrangements

As of the filing of the Form 10-K, we had no off-balance sheet arrangements or obligations, other than those related to surety bonds of an insignificant amount.

Recent Accounting Pronouncements

Our recent accounting pronouncements are summarized in Note 2 to our consolidated financial statements included elsewhere in this Form 8-K.